Exhibit 10.22

OSH Management Holdings, LLC

An Illinois Limited Liability Company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Dated as of December 12, 2016

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II FORMATION OF LIMITED LIABILITY COMPANY		7
2.1	Acknowledgment of Holdings LLC Agreement	7
2.2	Formation and Tax Classification	8
2.3	Company Name	8
2.4	Term of Company	8
2.5	Purposes	8
2.6	Merger	8
2.7	Special Purpose Vehicle	8

ARTICLE III CAPITALIZATION; UNITS		9
3.1	Units	9
	3.1.1 Authorized Units	9
	3.1.2 General Terms	9
	3.1.2.1 No Right of Beneficial Ownership	9
	3.1.2.2 Founder Units	9
	3.1.2.3 Investor Units I	9
	3.1.2.4 Investor Units II	9
	3.1.2.5 Investor Units III	10
	3.1.2.6 Incentive Units	10
	3.1.2.7 Incorporation of Holdings LLC Agreement	10
	3.1.2.8 Unit III Approval and Sponsor Approval	11
	3.1.2.9 Forfeiture or Redemption of Units or Corresponding Units	11
	3.1.3 Authorization and Issuance of New Units	11
	3.1.4 Amendment of Agreement upon Issuance of New Units; Joinder	12
	3.1.5 Unit Certificates	12
3.2	Capital Contributions	12
3.3	Establishment and Determination of Capital Accounts	13
3.4	Negative Capital Accounts	14
3.5	Company Capital	14
3.6	Loans by Members	14

ARTICLE IV DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES		14
4.1	Distributions and Payments	14
	4.1.1 Tax Distributions	14
	4.1.2 Discretionary Distributions of Holdings	15
	4.1.3 Other Distributions	15
	4.1.4 Limitations on Distributions; Special Rules	15
	4.1.5 Erroneous Distributions	15
	4.1.6 Distributions in Kind	15
	4.1.7 Amount Withheld	15
	4.1.8 Limitations on Distributions	16

4.2	Allocation of Net Profit and Net Loss	16
4.3	Unvested Units	16
4.4	Other Tax Matters	16
4.5	Imputed Underpayments	17

ARTICLE V UNITHOLDER VOTING AND OBLIGATIONS		17
5.1	Voting Rights	17
	5.1.1 Voting Units	17
	5.1.2 Approval Required	17
5.2	Meetings of Members	17
	5.2.1 Place of Meetings	17
	5.2.2 Annual Meeting	17
	5.2.3 Special Meetings	18
	5.2.4 Notice of Meetings	18
	5.2.5 Quorum	18
	5.2.6 Adjournment and Notice of Adjourned Meetings	18
5.3	Action Without Meeting	18
5.4	Conduct of Meetings	19
5.5	Confidentiality	19
5.6	Non-Solicitation	19
5.7	Rights to Information	20

ARTICLE VI BOARD OF DIRECTORS		20
6.1	Generally	20
6.2	Number and Election	20
6.3	Voting	21
6.4	Quorum and Transaction of Business	22
6.5	Directors Have No Exclusive Duty to Company	22
6.6	Exculpation of Directors	23
6.7	Expenses	23

ARTICLE VII OFFICERS		23
7.1	Appointment of Officers	23
7.2	Approval of Board of Directors	23

ARTICLE VIII LIABILITY; INDEMNIFICATION		24
8.1	Limited Liability	24
8.2	Indemnification	24

ARTICLE IX ACCOUNTING		26
9.1	Tax Matters Partner and Partnership Representative	26
	9.1.1 Current Law	26
	9.1.2 Periods Governed by the Bi-partisan Budget Act of 2015	26
9.2	Fiscal Year	27
9.3	Company Funds	27
9.4	Books and Accounts	27
9.5	Tax Reports	28

ii

9.6	Cooperation	28

ARTICLE X DISSOLUTION; TERMINATION		28
10.1	Events of Dissolution	28
10.2	Liquidation and Termination	29
10.3	Certificate of Cancellation	29

ARTICLE XI |RESERVED		29

ARTICLE XII TRANSFER RESTRICTIONS; PARTICIPATION RIGHTS; EXCHANGE		29
12.1	Application	29
12.2	Exercise of Participation Right	30
12.3	Exchange Right	30

ARTICLE XIII MISCELLANEOUS		30
13.1	Offset	30
13.2	Notices	30
13.3	Word Meanings; Construction	31
13.4	Binding Provisions	31
13.5	Applicable Law	31
13.6	Severability of Provisions	32
13.7	Article and Section Titles	32
13.8	Further Assurance	32
13.9	Directors as Attorneys-in-Fact	32
13.10	Directly or Indirectly	33
13.11	Counterparts	33
13.12	Effect of Waiver and Consent	33
13.13	Waiver of Certain Rights	33
13.14	Notice of Provisions	33
13.15	Entire Agreement	33
13.16	Amendments	34
13.17	Remedies	34
13.18	Specific Performance	34
13.19	Exculpation	34
13.20	Third Party Beneficiaries	34

iii

OSH MANAGEMENT HOLDINGS, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of OSH Management Holdings, LLC, an Illinois limited liability company (the “Company”) is made and entered into as of December 12, 2016 (the “Effective Date”) by and among the Company and Oak Street Health, LLC, an Illinois limited liability company (“Holdings”), and the persons who becomes a member of the Company in accordance with the terms of this Agreement (collectively, the “Members”). Any reference in this Agreement to a Member shall include such Member’s successors to the extent such successors have become Members in accordance with the provisions of this Agreement.

RECITALS

WHEREAS, the Company was formed on December 6, 2016 under the name OSH Management Holdings, LLC by filing Articles of Organization (the “Certificate”) with the office of the Secretary of State of the State of Illinois pursuant to the provisions of the Act;

WHEREAS, the Company was formed solely to hold classes of equity interests in Holdings that are governed by that certain Third Amended and Restated Limited Liability Company Operating Agreement of Oak Street Health, LLC with an Effective Date of December 18, 2015, as amended (as further amended or amended and restated from time to time, the “Holdings LLC Agreement”);

WHEREAS, the Company may issue, from time to time, Founder Units, Investor Units I, Investor Units II, Investor Units III and Incentive Units to the Members in exchange for Corresponding Founder Units, Corresponding Investor Units I, Corresponding Investor Units II, Corresponding Investor Units III and Corresponding Incentive Units being contributed to the Company pursuant to a Contribution Agreement;

WHEREAS, the Company and the Members desire to set out fully the respective rights, obligations and duties of the Members regarding the Company and its assets and liabilities; and WHEREAS, each Member executing this Agreement desires to be a member of the Company for the purposes of the Act, and the purpose of this Agreement is to set out the respective rights, obligations, and duties of the Members regarding the Company and its business, management, and operations.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned persons, being (a) the Company; (b) Holdings; and (c) the Members, hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Holdings LLC Agreement and such defined terms shall be incorporated herein by reference; provided that as incorporated herein and as applied to this Agreement, each reference to the “Company” in each such defined term of the Holdings LLC Agreement shall be a reference to the Company and not Holdings.

As used in this Agreement, the following terms have the following meanings:

“Act” means the Illinois Limited Liability Company Act, and any successor statute, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

(i) Credit to the Capital Account any amount which such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704- l(b)(2)(ii)(c), 1.704-2(g)(l) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6).

“Adjusted Capital Account Deficit” means, with respect to any Member a deficit Adjusted Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1 (b)(2)(ii)(d) of the Treasury Regulations and will be interpreted consistently therewith.

“Agreement” means this Limited Liability Company Agreement, as executed and as may be amended, modified, supplemented or restated from time to time, as the context requires.

“Allocation Period” shall mean the twelve-month period commencing on January 1 and ending on December 31, or any portion of such period for which Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to the Tax Matters Exhibit.

“Board of Directors” has the meaning given such term in Section 6.1.

“Book Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed (or deemed contributed) to the Company shall be that asset’s Fair Market Value at the time of the contribution, as determined by the Board of Directors, provided that the initial Book Values of the assets contributed to the Company pursuant to Section 3.2 hereof shall be as set forth on “Schedule A”;

(ii) The Book Values of all the Company assets may be adjusted, at the sole discretion of the Board of Directors as provided in Section 3.3.4, to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account) in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(f) as of the following times: (a) at the Board of Directors discretion in connection with the issuance of Units in the Company or a more than de minimis Capital Contribution to the Company; (b) at the Board of Directors discretion with the distribution by the Company to a Member in partial or complete redemption or retirement of its Units (as provided in this Agreement other than a distribution pursuant to Article IV of this Agreement) or more than a de minimis amount of the Company assets, including money; (c) the liquidation, Deemed Liquidation Event or sale of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and (d) in connection with the grant of an interest in the Company (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Company;

(iii) The Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code should the Company make an election under Section 754 of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m) and subparagraph (iii) of the definition of “Net Profit” and “Net Loss,” provided, however, that Book Value shall not be adjusted pursuant to this subparagraph (iii) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to (iii);

(iv) The Book Value of a Company asset shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(g).

If the Book Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iii), such Book Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset, for purposes of computing Net Profit and Net Loss.

“Capital Account” has the meaning given such term in Section 3.3.

“Capital Contribution” means the aggregate contributions made (or deemed to be made) by a Member to the Company (whether Corresponding Units, or upon the approval of the Board of Directors, the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company, net of any liabilities assumed by the Company in consideration for such transfer or to which the contributed assets are subject) pursuant to Article III as of the date in question, as shown opposite such Member’s name on the Unit Register and/or the Company books and records, as the same may be amended from time to time.

“Certificate” has the meaning given to such term in the first recital to this Agreement.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contribution Agreement” means a contribution and exchange agreement pursuant to which Corresponding Founder Units, the Corresponding Incentive Units, the Corresponding Investor Units I, the Corresponding Investor Units II, and the Corresponding Investor Units III, as applicable, were issued to a Member of Holdings and contributed to the Company in exchange for Founder Units, the Incentive Units, the Investor Units I, the Investor Units II, and the Investor Units III, as applicable.

“Corresponding Founder Units” means the Founder Units of Holdings contributed to the Company in exchange for or in respect of Founder Units of the Company.

“Corresponding Incentive Units” means the Incentive Units of Holdings contributed to the Company in exchange for or in respect of Incentive Units of the Company.

“Corresponding Investor Units I” means the Investor Units I of Holdings contributed to the Company in exchange for or in respect of Investor Units I of the Company.

“Corresponding Investor Units II” means the Investor Units II of Holdings contributed to the Company in exchange for or in respect of Investor Units II of the Company.

“Corresponding Investor Units III” means the Investor Units III of Holdings contributed to the Company in exchange for or in respect of Investor Units III of the Company (including the series of Investor Units III of Holdings, the Investors Units III-A and the Investor Units III-B of Holdings, contributed to the Company in exchange for or in respect of Investor Units III-A or Investor Units III-B of the Company, respectively).

“Corresponding Units” means collectively, the Corresponding Founder Units, the Corresponding Incentive Units, the Corresponding Investor Units I, the Corresponding Investor Units II, and the Corresponding Investor Units III and, as the context requires, each of the foregoing and any combination of the foregoing.

“Covered Person” has the meaning given such term in Section 6.3.

“Damages” has the meaning given such term in Section 8.2.2.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Year, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted tax basis of any property at the beginning of such Fiscal Year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Director” means each person designated as a “Director” of the Company.

“Dissolution” has the meaning given such term in Section 10.1.

“Effective Date” has the meaning given such term in the first paragraph of this Agreement.

“Excluded Opportunity” has the meaning given such term in Section 6.3.

“Fair Market Value” of any assets to be valued under this Agreement shall be determined as follows:

(a) The fair market value of any asset constituting cash or cash equivalents shall be equal to the amount of such cash or cash equivalents.

(b) The fair market value of any asset constituting publicly traded securities shall be the average, over a period of 21 days consisting of the date of valuation and the 20 consecutive trading days prior to that date, of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market.

(c) The fair market value of any assets other than cash, cash equivalents, or publicly traded securities shall be the fair market value of such assets, as determined by the Board of Directors in its reasonable discretion. Each determination of Fair Market Value shall be made in accordance with generally accepted financial practice (but without any adjustment on account of any lack of liquidity, lack of control (or minority discount), lack of voting rights, or restriction on transferability of any securities) and shall be set forth in writing, and the Company shall, immediately following such determination, deliver a copy thereof to each holder or holders of the Units then outstanding. The Company shall pay all of the expenses incurred in connection with any such determination.

“Fiscal Year” of the Company means the twelve (12) month period ending on December 31, such other annual accounting period that the Company is required by the Code to use as its taxable year, or such other annual accounting period adopted by the Company pursuant to Section 9.4

“Founder Units” has the meaning given such term in Section 3.1.

“Holdings Board of Directors” means the “Board of Directors” (as defined in the Holdings LLC Agreement) of Holdings.

“Holdings LLC Agreement” has the meaning given to such term in the second recital to this Agreement.

“Incentive Units” has the meaning given such term in Section 3.1.

“Indemnitee” has the meaning given such term in Section 8.2.2.

“Initial Investor Units” means, collectively, the Investor Units I and Investor Units II.

“LLC Officer” has the meaning given such term in Section 7.1.

“Member” means each Person who hereby or hereafter executes this Agreement as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Notwithstanding anything herein to the contrary, in no event shall a Person be deemed to be or be entitled to be a member of Holdings or a “Member” under the Holdings LLC Agreement by virtue of being a Member.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as such term is defined in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Net Profit” and “Net Loss” mean, for each Allocation Period or other period, an amount equal to the Company’s taxable income or loss for such Allocation Period or other period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or subtracted from such taxable loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704- l(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition, shall be subtracted from such taxable income or added to such taxable loss;

(iii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Net Profit or Net Loss;

(iv) Gain or loss resulting from the disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property, notwithstanding that the adjusted tax basis of such Company property may differ from its Book Value; and

(v) With respect to Company property having a Book Value that differs from its adjusted basis for tax purposes, in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation.

“Nonrecourse Deduction” means “nonrecourse deductions” as defined in Treasury Regulations Section 1.704-2(b).

“Subsidiary” shall have the same meaning as such term in the Holdings LLC Agreement except that, unless otherwise determined by the Board of Directors, a Subsidiary of the Company shall not include Holdings.

“Tax Matters Exhibit” means the Tax Matter Exhibit attached on Schedule C to the Holdings LLC Agreement, which shall apply mutatis mutandis to this Agreement as if such provisions were incorporated herein, excluding Section 1.2.9 of Schedule C.

“Tax Matters Partner” has the meaning given such term in Section 9.1.

“Unit(s)” has the meaning given such term in Section 3.1.

“Unit Register” means the Schedule A attached to this Agreement entitled “Unit Register,” as such schedule may be amended by the Company from time to time in accordance with this Agreement.

“Unit Restriction Agreement” means an agreement entered into between the Company and/or Holdings and the holder of Units imposing vesting restrictions, repurchase rights or similar restrictions on such Units (including such rights and restrictions as may be imposed by and through a Contribution Agreement).

“Unvested,” as it relates to Units, means Units that are not Vested.

“Vested,” as it relates to Units, means Units that are vested and not subject to a risk of forfeiture pursuant to an applicable Unit Restriction Agreement (including any equity incentive plan referred to therein).

Other terms defined in this Agreement have the meanings so given them.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

2.1 Acknowledgment of Holdings LLC Agreement. Each Member has acknowledges and agrees that (i) the Holdings LLC Agreement will govern the Company and the Corresponding Units held by the Company and (ii) this Agreement and the Holdings LLC Agreement will, as provided in Section 3.1, govern the Member and the Units held by the Member. Each Member has read and understands all of the rights, limitations, restrictions and obligations applicable to such Member and the Units under this Agreement, including those incorporated by reference from the Holdings LLC Agreement.

2.2 Formation and Tax Classification. The Company has been previously formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company will be classified as a partnership for federal, state and local income and franchise tax purposes to the extent permissible by applicable law and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) for any other purpose.

2.3 Company Name. The name of the Company is “OSH Management Holdings, LLC.” The business of the Company shall be conducted under such name or such other names as the Board of Directors may from time to time determine.

2.4 Term of Company. The term of the Company shall be deemed to have commenced on the date that the Certificate of the Company was initially filed with the Secretary of State of the State of Illinois and shall continue until dissolved or otherwise terminated pursuant to this Agreement or the laws of the State of Illinois.

2.5 Purposes. The purpose of the Company is solely to hold classes of equity interests in Holdings.

2.6 Merger. Subject to the provisions of this Agreement, the Company may merge with, or consolidate into, another limited liability company (organized under the laws of the State of Illinois or any other state), a corporation (organized under the laws of the State of Illinois or any other state) or other business entity, regardless of whether the Company is the survivor of such merger or consolidation.

2.7 Special Purpose Vehicle. The Company is a special purpose investment vehicle through which the Members indirectly hold interests in Holdings. In furtherance of the foregoing the Company shall not (i) acquire or hold any assets other than interests in Holdings and distributions from Holdings, along with any interest or earnings with respect to such amounts or (ii) without the consent of the Holdings Board of Directors, which consent shall not be unreasonably withheld, conditioned or delayed, voluntarily incur any liabilities other than reasonable expenses related to (a) holding interests in Holdings or the administration of the Company, (b) the amendment of this Agreement in accordance with the terms and conditions set forth in this Agreement or the performance of this Agreement, including taking any action approved in accordance with Section 3.1.2.8, or (c) complying with applicable laws (excluding, in the case of (a), (b) and (c), any payment to any officer, Director or manager of the Company or Holdings other than in a capacity as a Member or holder of Units or as expressly contemplated by this Agreement).

ARTICLE III

CAPITALIZATION; UNITS

3.1 Units.

3.1.1 Authorized Units. The interest of the Members in the Company shall be represented by units (the “Units”). There shall be five (5) classes of Units, each of unlimited authorized number: (i) Founder Units, (ii) Investor Units I, (iii) Investor Units II, (iv) Investor Units III and (v) Incentive Units. The class of Investor Units III shall be divided into two series, the Investors Units III-A and the Investor Units III-B, which shall be identical in all respects, except as provided in Section 3.1.2.5 and the Holdings LLC Agreement. Subject to the restrictions set forth herein, the Units shall be available for issuance as may be authorized by the Board of Directors from time to time. All Units are entitled to the financial rights as set forth below and in Article IV.

3.1.2 General Terms. Units shall have all the rights, restrictions and preferences as set forth herein.

3.1.2.1 No Right of Beneficial Ownership. Notwithstanding anything to the contrary set forth herein or in the Holdings LLC Agreement and for the avoidance of doubt, the Members shall have no right of beneficial ownership of any Corresponding Units or interest therein as a result of this Agreement.

3.1.2.2 Founder Units. The Company shall issue one (1) Founder Unit in exchange for each Corresponding Founder Unit contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. The Founder Units of each Member shall track and follow the Corresponding Founder Units held by the Company (and contributed to the Company by such Member) pursuant to the Holdings LLC Agreement in respect of such Member. The Founder Units held by a Member hereunder shall be entitled to the rights and subject to the terms and conditions of such Corresponding Founder Units as set forth in the Holdings LLC Agreement, including, but not limited to, with respect to voting, vesting, distribution, transfer, forfeiture and repurchase provisions thereof.

3.1.2.3 Investor Units I. The Company shall issue one (1) Investor Unit I in exchange for each Corresponding Investor Unit I contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. The Investor Units I of each Member shall track and follow the Corresponding Investor Units I held by the Company (and contributed to the Company by such Member) pursuant to the Holdings LLC Agreement in respect of such Member. The Investor Units I held by a Member hereunder shall be entitled to the rights and subject to the terms and conditions of such Corresponding Investor Units I as set forth in the Holdings LLC Agreement, including, but not limited to, with respect to voting, vesting, distribution, transfer, forfeiture and repurchase provisions thereof.

3.1.2.4 Investor Units II. The Company shall issue one (1) Investor Unit II in exchange for each Corresponding Investor Unit II contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. The Investor Units II of each Member shall track and follow the Corresponding Investor Units II held by the Company (and contributed to the Company by such Member) pursuant to the Holdings LLC Agreement in respect of such Member. The Investor Units II held by a Member hereunder shall be entitled to the rights and subject to the terms and conditions of such Corresponding Investor Units II as set forth in the Holdings LLC Agreement, including, but not limited to, with respect to voting, vesting, transfer, distribution, forfeiture and repurchase provisions thereof.

3.1.2.5 Investor Units III. The Company shall issue one (1) Investor Unit III in exchange for each Corresponding Investor Unit III contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. Such Investor Unit III will be designated as an Investor Unit III-A or Investor Unit III-B based upon whether the Corresponding Investor Unit III is an Investor Unit III-A or Investor Unit III-B in Holdings, respectively. The Investor Units III of each Member shall track and follow the Corresponding Investor Units III held by the Company (and contributed to the Company by such Member) pursuant to the Holdings LLC Agreement in respect of such Member. The series of Investor Units III held by a Member hereunder shall be entitled to the rights and subject to the terms and conditions of such series of Corresponding Investor Units III as set forth in the Holdings LLC Agreement, including, but not limited to, with respect to voting, vesting, transfer, distribution, forfeiture and repurchase provisions thereof.

3.1.2.6 Incentive Units. The Company shall issue one (1) Incentive Unit in exchange for each Corresponding Incentive Unit contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. The Incentive Units of each Member shall track and follow the Corresponding Incentive Units held by the Company (and contributed to the Company by such Member) pursuant to the Holdings LLC Agreement in respect of such Member. The Incentive Units held by a Member hereunder shall be entitled to the rights and subject to the terms and conditions of such Corresponding Incentive Units as set forth in the Holdings LLC Agreement, including, but not limited to, with respect to voting, vesting, transfer, distribution, forfeiture and repurchase provisions thereof.

3.1.2.7 Incorporation of Holdings LLC Agreement. In applying the provisions of this Agreement as may be applicable and in order to determine equitably the rights and obligations of the Company and the Members, the Company shall treat each Member for purposes of this Agreement as if such Member were a member of Holdings based on what such Member’s Percentage Interest (as defined in the Holdings LLC Agreement) would be and based upon what such Member’s other rights and obligations would be if such Member were a member of Holdings directly holding the Corresponding Units in respect of which such Member’s Units were issued such that all rights and obligations of the Company as a member of Holdings and a holder of Corresponding Units shall pass through to the Members holding Units, including rights under the Holdings LLC Agreement pursuant to Section 12.3 (Right of First Refusal/Offer), Section 12.4 (Tag-Along Rights), Section 12.5 (Participation Rights), Schedule D (Registration Rights), Schedule E, Section 1 relating to approval rights, and Schedule E, Section 2 relating to information rights. In furtherance of the foregoing, the provisions of the Holdings LLC Agreement shall, with respect to each Member and the Units held by such Member, apply mutatis mutandis to this Agreement as if they were incorporated herein, with any modifications as the Board of Directors, in good faith, deems appropriate to this Agreement in furtherance of this Section 3.1.2, and the Board of Directors shall have the authority to apply such provisions hereunder in furtherance of this Section 3.1.2. In furtherance of the foregoing, in its capacity as a member of Holdings and a holder of the Corresponding Units, the Company shall provide or withhold consents and cast votes as directed by the Members, provide notices of rights or obligations passing through to the Members and develop procedures for the exercise of such rights or the performance of such obligations, execute and deliver such further instruments, agreements, consents or documents, and do such further acts and things under the Holdings LLC Agreement as the Board of Directors determines to be necessary or advisable to fully reflect the exercise of the rights of, and the performance of obligation by, the Members as provided herein and to enable the Company to carry out the intent and purposes of its formation as a special purpose investment vehicle.

3.1.2.8 Unit III Approval and Sponsor Approval. Schedule E of the LLC Agreement relating to Unit III Approval or approval of the Sponsors shall apply mutatis mutandis to the Company with references to the “Company” therein deemed to refer to the Company and not Holdings and references to “this Agreement” being deemed to refer to this Agreement and not the Holdings LLC Agreement. Notwithstanding the foregoing, Unit III Approval and Sponsor approval, as the case may be, shall not be required (a) under Section 1.1.1 and Section 1.4.2 of Schedule E, for any action taken in connection with a comparable action of Holdings in accordance the Holdings LLC Agreement; (b) under Section 1.1.2 of Schedule E, for any action taken in connection with a comparable action of Holdings in accordance the Holdings LLC Agreement or for any action reasonably necessary to give effect to Section 3.1.2.7 hereof, including Section 12.1 hereof; (c) under Section 1.1.3 of Schedule E, for any action contemplated by this Agreement or any redemption or repurchase of Units relating to a redemption or repurchase of Corresponding Units; (d) under Section 1.1.7 and Section 1.4.4 of Schedule E, for transactions contemplated by a Contribution Agreement or by the Holdings LLC Agreement; (e) under Section 1.1.9 of Schedule E for any acquisition or investment in Holdings; and (f) under Section 1.1.10 and Section 1.4.3 of Schedule E, for a change in the Chief Executive Officer of the Company resulting from a corresponding change in the Chief Executive Officer of Holdings.

3.1.2.9 Forfeiture or Redemption of Units or Corresponding Units. To the extent that a Corresponding Unit is forfeited, cancelled, purchased or repurchased or redeemed for any reason (including pursuant to the terms of any Unit Restriction Agreement or the Holdings LLC Agreement, including pursuant to Section 12.3 (Right of First Refusal/Offer) or Section 12.4 (Co-Sale Rights)), the Unit issued to a Member in exchange for or in respect of such Corresponding Unit shall be likewise and simultaneously forfeited, cancelled, purchased or repurchased or redeemed, as applicable, for the identical consideration to the Member that the Company receives with respect to such Corresponding Unit, as and when received by the Company. To the extent that a Unit is forfeited, cancelled, purchased or repurchased, or redeemed for any reason (including pursuant to the terms of any Unit Restriction Agreement or this Agreement), the Corresponding Unit contributed in exchange for such Unit or in respect of which such Unit was issued shall be likewise and simultaneously forfeited, cancelled, purchased or repurchased, or redeemed for identical consideration to be paid by the Company to the Member for the Unit, as and when paid by the Company.

3.1.3 Authorization and Issuance of New Units. Subject to provisions of this Agreement, the Company shall issue one Unit in exchange for each Corresponding Unit contributed to the Company from time to time pursuant to and in accordance with a Contribution Agreement. If Holdings shall create a class or series of equity interest in Holdings (other than the Corresponding Founder Units, the Corresponding Incentive Units, the Corresponding Investor Units I, the Corresponding Investor Units II, and the Corresponding Investor Units III-A or the Corresponding Investor Units III-B), such class or series of equity interest shall be considered “Corresponding Units” hereunder, and the Company, with the consent of the Board of Directors but without any further action on the part of any party, shall have the authority to and shall create a new class or series of equity interest in the Company, which shall be considered “Units” hereunder, and shall have the authority to and shall fix and determine the relative rights, preferences, powers, privileges and restrictions of such Units to track and follow such relative rights, preferences, powers, privileges and restrictions of such Corresponding Units.

3.1.4 Amendment of Agreement upon Issuance of New Units; Joinder. When new Units are issued, the Unit Register shall be updated to reflect such issuance. As a condition of each issuance of Units, such Person shall become a Member and shall: (i) agree to be bound by the provisions of this Agreement; (ii) execute and deliver such documents as the Board of Directors deem appropriate in connection therewith; and (iii) contribute to the Company the agreed upon Capital Contribution in exchange for the Units to be issued to such Person.

3.1.5 Unit Certificates. The Company may, in the discretion of the Board of Directors, but need not, issue certificates evidencing the Units issued by the Company. Any such certificates shall contain the following legends (in addition to any legend required under applicable state securities laws or the Holdings LLC Agreement in respect of Corresponding Units):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, TRANSFER, PLEDGE OR ASSIGNMENT OF THESE SECURITIES ARE SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF OR SUCH HOLDER’S PREDECESSOR IN INTEREST. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AND/OR CERTAIN SIGNIFICANT UNIT HOLDERS OF THE COMPANY, AS PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY.

3.2 Capital Contributions. Upon making the Capital Contributions (if any) listed on the Unit Register and/or reflected on the company books and records, a Member shall own the number and class of Units listed opposite such Member’s name on the Unit Register.

3.2.1.1 Upon subsequent issuances of Units by the Company, each Member being issued such Units shall deliver or pay to the Company such Capital Contribution as may be required by the Board of Directors.

3.2.1.2 Capital Contributions shall be in the form of Corresponding Units, or upon the approval of the Board of Directors, any other form of property.

3.2.1.3 Except as otherwise expressly and specifically provided in this Agreement, after a Member contributes such Member’s Capital Contribution, such Member shall not be required to contribute any additional capital to the Company.

3.3 Establishment and Determination of Capital Accounts. A separate capital account (“Capital Account”) representing each Member’s interest in the capital of the Company shall be established for each Member on the books of the Company in compliance with Section 704(b) of the Code initially reflecting an amount equal to such Member’s Capital Contribution pursuant to Section 3.2. This Section 3.3 and the other provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-l(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Each Member’s Capital Account shall be:

3.3.1 increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member’s share of items of Net Profit, income and gain allocated to such Member pursuant to Article IV and any items in the nature of income or gain that are specially allocated pursuant to Section 1.02(a) or Section 1.02(b) of the Tax Matters Exhibit, and the amount of any Company liabilities assumed by such Member or guaranteed by such Member;

3.3.2 decreased by such Member’s share of Net Loss pursuant to Article IV and the amount of any cash and the fair market value of any other property (valued by the Members and net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member, and any items in the nature of expenses or losses that are specially allocated pursuant to Section 1.02(a) or Section 1.02(b) of the Tax Matters Exhibit; and

3.3.3 in the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units.

In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained, or any debits or credits thereto, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to Section 4.1 hereof. The Board of Directors also shall (i) make adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

3.3.4 The Company, at the sole discretion of the Board of Directors, may adjust the Book Value of its assets in accordance with the second paragraph of the definition of “Book Value.” Any such increase or decrease in Book Value of an asset shall be allocated as a Net Profit or Net Loss to the Capital Accounts of the Members (determined immediately prior to the event giving rise to the revaluation). A Member that has more than one class of Units shall have a single Capital Account that reflects all such Units; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each type of Units.

Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

3.4 Negative Capital Accounts. Except as otherwise required by any non-waivable provision of the Act or other applicable law, or as provided in any guaranty or other form of credit enhancement by one or more Members: (a) no Member shall be personally liable for any debt, liability or other obligation of the Company; and (b) no Member shall, by virtue thereof, have any liability to any Person in excess of (i) the amount of its Capital Contributions to the Company, and (ii) without duplication, its share of any assets and undistributed profits of the Company. Except as otherwise provided by law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

3.5 Company Capital. Except as otherwise expressly and specifically provided in this Agreement, no Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon an Asset Transfer or Acquisition, a Deemed Liquidation Event pursuant to Section 3.8 of the Holdings LLC Agreement or Dissolution of the Company pursuant to ARTICLE X hereof, or upon exercise of redemption rights under this Agreement, or (b) to cause a partition of the Company’s assets.

3.6 Loans by Members. No Member, as such, shall be required to lend any funds to the Company. Any Member may, with the approval of the Board of Directors and subject to the other provisions of this Agreement, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a capital contribution.

ARTICLE IV

DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

4.1 Distributions and Payments.

4.1.1 Tax Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, if and to the extent the Company receives from Holdings any cash distribution intended to enable the Company to discharge its income tax liabilities in respect of Corresponding Units, the Company shall distribute, on a timely basis, cash to the Members holding Units that were issued in exchange for or in respect of such Corresponding Units that amount of such tax distribution as is attributable to the Corresponding Units held by such Member. Tax distributions made pursuant to this Section 4.1.1 shall be treated as a credit against and advance of distributions pursuant to Section 4.1.2 and Section 4.1.3 and shall be taken into account in determining the amount of subsequent distributions to the Members pursuant to this Agreement. The Board of Directors shall determine in good faith the amount of net taxable income allocable to each Member consistent with the method of calculating tax distributions under the Holdings LLC Agreement for the applicable year and such determinations shall be final and binding on the Members.

4.1.2 Discretionary Distributions of Holdings. Subject to applicable law and any limitations contained elsewhere in this Agreement, if and to the extent the Company receives from Holdings any Discretionary Distribution in respect of Corresponding Units, the aggregate amount of such Discretionary Distribution shall be distributed to the Members holding Units that were issued in exchange for or in respect of such Corresponding Units, with the amount of the distribution by the Company in respect of such Unit being the same as the amount of the Discretionary Distribution as is attributable to such Corresponding Unit.

4.1.3 Other Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, if and to the extent the Company receives from Holdings any distribution in respect of Corresponding Units in respect of a Dissolution or Deemed Liquidation Event, the aggregate amount of such distribution in respect of such Dissolution or Deemed Liquidation Event shall be distributed to the Members holding Units that were issued in exchange for or in respect of such Corresponding Units, with the amount of the distribution by the Company in respect of such Unit being the same as the amount of the distribution in respect of such Dissolution or Deemed Liquidation Event as is attributable to such Corresponding Unit.

4.1.4 Limitations on Distributions; Special Rules. Notwithstanding any other provision of this Agreement:

4.1.4.1 No distribution (including distributions in redemption of Units or under Section 4.1.2 or Section 4.1.3) shall be made to any Member to the extent that, after giving effect to the distribution, all liabilities of the Company (other than liabilities to Members on account of their Units) would exceed the fair market value of the Company’s assets.

4.1.4.2 Except as required by Section 4.1.1, Section 4.1.2 and Section 4.1.3 and in such case only to the extent the Company receives a distribution from Holdings, nothing shall require the Company to distribute any amount to the Members.

4.1.5 Erroneous Distributions. If the Company has, pursuant to any clear and manifest accounting or similar error, paid any holder of Units an amount in excess of the amount to which it is entitled pursuant to this Article IV, such holder of Units shall reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company.

4.1.6 Distributions in Kind. For the avoidance of doubt, any distribution in kind shall, for purposes of this Article IV, be treated as a distribution in an amount equal to the then Fair Market Value of the distributed asset(s).

4.1.7 Amount Withheld. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.1.7 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local, or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

4.1.8 Limitations on Distributions. No distribution (including distributions in redemption of Units or distributions upon a Deemed Liquidation Event or Dissolution of Holdings) shall be made to any Member to the extent that, after giving effect to the distribution, all liabilities of the Company (other than liabilities to Members on account of their Units) would exceed the fair market value of the Company’s assets.

4.2 Allocation of Net Profit and Net Loss. After giving effect to the special allocations and limitations set forth in the Tax Matters Exhibit, excluding the special allocations described at Section 1.2.10 of Schedule C, allocations of Net Profit or Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 4.1.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.1.3 to the Members immediately after making such allocation, minus any obligation of a Member to return amounts to the Company pursuant to this Agreement.

4.3 Unvested Units. Unless otherwise determined by the Board of Directors in its sole discretion and set forth in an applicable Unit Restriction Agreement, Units that are not Vested shall not participate in allocations of Net Profit or Net Loss.

4.4 Other Tax Matters.

4.4.1 In all cases in which it is necessary to determine the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined using any method selected by the Board of Directors and permitted under Code Section 706 and the Treasury Regulations.

4.4.2 Items of Net Profits, gain, Net Losses, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing and with any modifications as the Board of Directors, in good faith, deems appropriate to this Agreement in furtherance of Section 3.1.2.

4.4.3 In the event that any Member is issued Incentive Units and any such Incentive Units are forfeited, then for the Fiscal Year in which such forfeiture occurs: (i) the Company shall make such allocations with respect to the forfeiture of such Incentive Units as are required under the Treasury Regulations then in force or in the absence of such guidance, as the Board of Directors determines after consulting with the Company’s tax advisors; and (ii) to the extent permitted by the foregoing, such Member’s allocable portion of all items of Company income, gain, loss or deduction for the Fiscal Year in which the forfeiture occurs shall be zero.

4.5 Imputed Underpayments. If a Member is required to bear the financial burden specified in Section 9.1.2.4, any amounts otherwise distributable under Section 4.1.3 shall be adjusted by the Board of Directors to cause the Member to bear such burden; provided, however that if the amount of any “imputed underpayment” (as determined under Code Section 6225, as amended by the Bi-partisan Budget Act of 2015) (an “Imputed Underpayment”) is modified in accordance with Code Section 6225(c), as amended by the Bi-partisan Budget Act of 2015, amounts otherwise distributable under Section 4.1.3 shall be adjusted by the Board of Directors so that each Member who or which files an amended return and pay the resulting tax and interest due, or whose status as tax-exempt, foreign or being subject to a lower tax rate, results in a modification of the Imputed Underpayment otherwise payable by the Company, realizes the benefit of such modification.

ARTICLE V

UNITHOLDER VOTING AND OBLIGATIONS

5.1 Voting Rights. Except as otherwise provided with respect to the Founder Units in the Holdings LLC Agreement, Founder Units, Investor Units I, Investors Units II and Investor Units III shall collectively be referred to as Voting Units (the “ Voting Units”). Notwithstanding anything herein to the contrary, holders of Incentive Units do not have any governance or other voting rights, except as may otherwise be required by law.

5.1.1 Voting Units. On any matter presented to the Members for their action or consideration at any meeting of Members (or by written consent of Members in lieu of meeting), each holder of outstanding Voting Units shall be entitled to cast the number of votes equal to the number of whole Units held of record by such holder as of the record date for determining Members entitled to vote on such matter. Except as may be provided by the other provisions of this Agreement, holders of Founder Units and Investor Units shall vote together as a single class. Any action or vote of the Members may be taken by a consent in writing setting forth the action or vote so taken and signed by Members holding the requisite percentage of Voting Units entitled to vote necessary to authorize or take such action.

5.1.2 Approval Required. Subject to the other provisions contained herein, any action requiring the approval of the Members shall require the affirmative vote of Members holding at least a majority of the Voting Units entitled to vote in order to constitute the action of or approval by the Members.

5.2 Meetings of Members.

5.2.1 Place of Meetings. Meetings of the Members shall be held at such place, either within or without the State of Illinois, as may be designated from time to time by the Board of Directors in the sole discretion of the Board of Directors.

5.2.2 Annual Meeting. The Board of Directors may elect to hold annual meetings of Members and shall have the authority to determine, in the sole discretion of the Board of Directors, which business shall be conducted at such meetings, including whether any matters will be submitted to a vote of Members.

5.2.3 Special Meetings. Special meetings of the Members may be called, for any purpose or purposes, by the Board of Directors, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

5.2.4 Notice of Meetings. Except as otherwise provided by law, notice (which may be given in writing, facsimile transmission, telephone or by electronic transmission) of each meeting of Members shall be given not less than five (5) nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of Members may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any Member by such Member’s attendance thereat in person or by proxy, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any Member so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

5.2.5 Quorum. At all meetings of Members, except where otherwise provided by statute or by the Certificate, or by this Agreement, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding Units entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of Members may be adjourned, from time to time in accordance with Section 5.2.6, but no other business shall be transacted at such meeting. The Members present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

5.2.6 Adjournment and Notice of Adjourned Meetings. Any meeting of Members, whether annual or special, may be adjourned from time to time either by the Board of Directors or by the vote of a majority of the Units casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

5.3 Action Without Meeting. Unless otherwise provided in the Certificate, any action required by statute to be taken at any annual or special meeting of the Members, or any action which may be taken at any annual or special meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Meetings of the Members may be conducted in person and/or by conference telephone or electronic meetings (such as GoToMeeting). Consents may be delivered in writing, by facsimile or PDF, or by email voting if a copy of the email is forwarded to a Director or LLC Officer.

5.4 Conduct of Meetings. The Board of Directors shall be entitled to make such rules or regulations for the calling and conduct of meetings of Members as the Board of Directors shall deem necessary, appropriate or convenient.

5.5 Confidentiality. As to so much of the information and other material furnished under or in connection with this Agreement or, prior to the date hereof, the Holdings LLC Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial, proprietary, trade secret or other information of the Company, Holdings or any Subsidiary (“Confidential Information”), each of the Members and the Company covenants for itself and its directors, officers and partners, that it will not disclose (and will prevent its employees, counsel, accountants and other representatives from disclosing) such Confidential Information except as authorized in writing in advance by the Board of Directors or an appropriate LLC Officer; provided, however, that each Member may disclose or deliver any Confidential Information or other material disclosed to or received by it (a) to an authorized representative in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and such Member shall be liable for any disclosure of the Confidential Information by such authorized representative, (b) as part of such Member’s normal reporting or review procedure or reporting activities, or to such Member’s attorneys, auditors or other agents in connection with such activities, or (c) if such Member is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. This obligation shall survive termination of this Agreement. The Members acknowledge that some or all Members may be subject to other written agreements with the Company or Holdings concerning the confidentiality of proprietary information (a “Proprietary Information Agreement”). Each Member agrees to abide by any such Proprietary Information Agreement to which it is subject. Where the provisions of a Proprietary Information Agreement and this Section conflict, the Proprietary Information Agreement will control as to the obligations of the Member to which such Proprietary Information Agreement applies. Each Member agrees that it will not, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or use such Confidential Information for any purpose other than in connection with performing such Member’s obligations, enforcing such Member’s rights, or otherwise in connection with such Member’s investment in the Company. The Company acknowledges that the Members’ investment in the Company will inevitably enhance the Members’ overall general knowledge and understanding of Holdings’ industries in a way that cannot be separated from Members’ other knowledge and the Company agrees that nothing shall restrict Members’ use of such overall general knowledge and understanding of such industries, including in connection with the purchase, sale and consideration of other investments, provided, however, that the Members will comply with the confidentiality obligations set forth above. For the avoidance of doubt, the parties acknowledge that subject to the obligations contained herein, nothing in this Agreement or otherwise shall restrict or limit the rights of such parties from pursuing other business or investment opportunities.

5.6 Non-Solicitation. During the period in which a Member owns Units and for a one year period after the Member ceases to own Units, each Member agrees not to, directly or through others, solicit or attempt to solicit any employee, advisor, manager, officer, consultant, or independent contractor of the Company, Holdings or its Affiliates to terminate their relationship with the Company, Holdings or its Affiliates in order to become an employee, advisor, manager, officer, consultant or independent contractor to or for any other person or entity where such position would represent a conflict of interest, violation of fiduciary duty, or potential disclosure of Confidential Information; provided that this Section shall not (i) be binding upon any of the portfolio companies of any of the Members or their Affiliates, or (ii) preclude any Member or such Member’s Affiliates from hiring or engaging an employee, advisor, manager, officer, consultant or independent contractor of the Company, Holdings or their Affiliates who (a) responds to any public advertisement or general search placed by a Member or such Member’s Affiliates, or (b) has been terminated by the Company or Holdings prior to commencement of discussions between a Member or such Member’s Affiliates and such employee, advisor, manager, officer, consultant or independent contractor.

5.7 Rights to Information. Members shall have the right to receive from the Chief Executive Officer, upon request, a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Board of Directors or Chief Executive Officer as permitted by the Act, which may include, without limitation, withholding of, or restrictions on, the use of Confidential Information.

ARTICLE VI

BOARD OF DIRECTORS

6.1 Generally. Except as specifically set forth in this Agreement, the Members hereby delegate all power and authority to manage the business and affairs of the Company to the Directors, who shall act as the managers of the Company subject to and in accordance with the terms of this Agreement. Such Directors shall constitute the “Board of Directors” and such term may be used in this Agreement to refer to such Directors. Such term is used for convenience only and is not intended by the parties to confer to the Board of Directors any additional power or authority other than that expressly and specifically conferred pursuant to and in accordance with the terms of this Agreement. Each Director shall participate in the direction, management and control of the business of the Company, as a member of the Board of Directors, to the best of such Director’s ability. The Directors shall in all cases act as a group through actions in meetings of the Board of Directors and shall have no authority to act individually. Any power not otherwise delegated pursuant to this Agreement or by the Board of Directors in accordance with the terms of this Agreement shall remain with the Board of Directors.

6.2 Number and Election. The Board of Directors shall at all times have the authorized number of Directors as, and the same composition as the Holdings Board of Directors. This Section shall be interpreted and effectuated such that, to the greatest extent possible and without further action by the Company or the Members, any person serving on the Holdings Board of Directors that is elected to, is removed from, shall cease to serve on or is replaced on the Holdings Board of Directors shall be simultaneously elected to, removed from, cease to serve on or replaced on the Board of Directors. The directors appointed pursuant to Section 3.1.1.1 of the Holdings LLC Agreement and serving on the Board of Directors pursuant to this Section shall be referred to as the “Founder Directors” and the directors appointed pursuant to Section 3.1.1.2 of the Holdings LLC Agreement and serving on the Board of Directors pursuant to this Section shall be referred to as the “Investor Directors. ”

6.3 Voting.

6.3.1 For each matter on which the Board of Directors or a committee thereof votes there will be a total of ten (10) votes and adoption will require a majority of such ten (10) total votes.

6.3.2 The Founder Directors collectively shall be entitled to cast six (6) votes. Directors other than the Founder Directors will be entitled to the number of votes as is equal to the product obtained by multiplying four (4) by the quotient obtained by dividing (i) the number of votes entitled to be cast by such Director pursuant to Section 6.3.2 of the Holdings LLC Agreement on such date by (ii) the total number of votes entitled to be cast by all such Directors pursuant to Section 6.3.2 of the Holdings LLC Agreement on such date.

6.3.3 The number of votes entitled to be cast by each member of the Board of Directors as of the Effective Date shall be as set forth below:

Director	Number of Votes
Michael Pykosz	2.00
Geoffrey Price	2.00
Griffin Myers	2.00
Kevin Roche	0.42
Edward Bergmark	0.42
Robert Juneja	0.55
Srdjan Vukovic	0.55
Robbert Vorhoff	0.82
David Caluori	0.82
Mohit Kaushal	0.42

6.3.4 The Founder Directors, the Investor Directors, the OSH Representatives and the GA Representatives, may from time to time, by reasonable prior written notice to the Company, change the allocation of votes among the Founder Directors, the Investor Directors, the OSH Representatives and the GA Representatives, respectively. In the absence of one or more Founder Director or one of the Investor Directors, the OSH Representatives or the GA Representatives, the remaining Founder Director(s), Investor Director, the OSH Representative or the GA Representative, as the case may be, shall be entitled to cast the votes that the Director who is absent would have been entitled to cast.

6.3.5 It is understood that, in all events, in determining whether a quorum is present or the requisite approval has been obtained for any action to be approved by the Board of Directors or committee thereof, the Founders will be entitled to a majority of the votes held by all Directors (notwithstanding the number of Directors on the Board of Directors).

6.4 Quorum and Transaction of Business. The number of Directors that constitutes a quorum for the transaction of business at a properly noticed meeting of the Board of Directors shall be Directors then in office representing a majority of the votes entitled to be cast by the Directors. Except as required by the Act or as otherwise set forth in this Agreement, the affirmative vote (including by proxy at a properly convened meeting) of the Directors then in office representing a majority of the votes entitled to be cast by the Directors shall constitute the act of the Board of Directors, subject to the approvals, if any, of Section 3.1.2.8.

6.5 Directors Have No Exclusive Duty to Company. The Directors shall not be required to manage the Company as their sole and exclusive function, and the Directors may have other business interests and may engage in other activities in addition to those relating to the Company and Holdings. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Directors or to the income or proceeds derived therefrom. In furtherance of the foregoing, to the fullest extent permitted by applicable law, except as set forth in this Section 6.3, the doctrine of corporate opportunity or any analogous doctrine shall not apply with respect to any Covered Person (as defined below), and the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any activity or line of business that is the same as or similar to those conducted by the Company or Holdings or that may be competitive with the Company or Holdings, that is presented to, or acquired by, created or developed by, or which otherwise comes into possession of, (i) any Director of the Company who is not an employee of the Company, Holdings or any of their respective Subsidiaries, or (ii) any Member or any affiliate, partner, member, director, stockholder, employee or agent of any such holder (collectively, “ Covered Person”), other than someone who is an employee of the Company, Holdings or any of their respective subsidiaries, unless such Excluded Opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director. To the fullest extent permitted by applicable law, the Company acknowledges that no Covered Person shall have any duty (contractual or otherwise) not to, directly or indirectly, engage in any Excluded Opportunity, and, except as expressly set forth in this Section 6.3, in the event any Covered Person acquires knowledge of a potential transaction or matter that may be an Excluded Opportunity, then such Covered Person shall have no duty (contractual or otherwise) to communicate or present such Excluded Opportunity to the Company or Holdings, and shall not be liable to the Company, Holdings or the Members for breach of any duty (contractual or otherwise) by reason of the fact that such Covered Person, directly or indirectly, pursues or acquires such Excluded Opportunity for itself, directs such Excluded Opportunity to another person, or does not present such opportunity to the Company or Holdings. Nothing in this Section shall in any way derogate from the obligation of a Covered Person in respect of Confidential Information pursuant to Section 5.5 or any other confidentiality agreement with the Company or Holdings, and no activity or line of business shall be an Excluded Opportunity if it was, is or will be acquired, created or developed by, or otherwise come into the possession of, a Covered Person by disclosure, or use of Confidential Information in violation of Section 5.5 or such other confidentiality agreement with the Company or Holdings. No provision of any commercial contract of the Company that imposes a restriction on the Company’s business, such as a covenant not to compete, shall be binding on the Members, whether or not such provision purports to apply to affiliates or Members of the Company.

6.6 Exculpation of Directors. Neither any Director nor any Affiliate of any Director shall be liable to the Members for any act or failure to act pursuant to this Agreement, except where such act or failure to act constitutes a breach of this Agreement, gross negligence or willful misconduct and has not been expressly authorized by the Members. The Directors shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Directors in good faith reliance on such advice shall in no event subject the Directors or any such other person to liability to the Company, Holdings or any Member.

6.7 Expenses. The Company shall pay, or shall cause Holdings or its Subsidiaries to pay, the reasonable out-of-pocket fees and expenses (including travel and accommodation costs) incurred by each Director in connection with such Director’s service on the Board of Directors, including, without limitation, attending any meeting of the Board of Directors or any committee thereof. The Company shall pay, or cause Holdings or its Subsidiaries to pay, the reasonable out- of-pocket expenses of any person exercising observation rights in connection with attending any meeting of the Board of Directors or any committee thereof. Any Director entitled to reasonable compensation under the Holdings LLC Agreement shall likewise be entitled to reasonable compensation under this Agreement as determined from time to time by the disinterested members of the Board of Directors. Except as otherwise provided in the immediately preceding sentence, the Directors shall not be compensated for their services as members of the Board of Directors.

ARTICLE VII

OFFICERS

7.1 Appointment of Officers. The Board of Directors shall appoint a Chief Executive Officer and a Chief Financial Officer of the Company. Unless otherwise approved by the Board of Directors, the Chief Executive Officer of the Company and the Chief Financial Officer of the Company shall be the same respective persons serving the same respective capacities of Holdings, with the same respective terms and with the same respective authority, duties and responsibilities. The Board of Directors may appoint the other officers of the Company (collectively, with the Chief Executive Officer and Chief Financial Officer, the “LLC Officers”) that may include, but shall not be limited to: (a) one or more Executive Vice Presidents or Vice Presidents; (b) Secretary or one or more Assistant Secretaries; and (c) Treasurer or one or more Assistant Treasurers. The Chief Executive Officer may delegate his day-to-day management responsibilities to any such officers, and such officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as authorized by the Chief Executive Officer in any job description created by the Chief Executive Officer. Each officer shall have the same fiduciary duties that such officer would have if the Company were an Illinois corporation and such officer were a corresponding officer of that corporation. Each LLC Officer shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed.

7.2 Approval of Board of Directors. No officer of the Company shall cause the Company to take any action without the approval of the Board of Directors if the action would require the approval of the Board of Directors if the Company were an Illinois corporation.

ARTICLE VIII

LIABILITY; INDEMNIFICATION

8.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Directors of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company. Except as otherwise provided herein, no current or former Director shall be liable to the Company or to any Member for any act or omission performed or omitted by such Director in its capacity as an Director of the Company taken in good faith, to the maximum extent permitted by applicable law; provided that, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct or knowing violation of law. The Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and no current or former Director or any of such Director’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors (so long as such agent was selected in good faith and with reasonable care).

8.2 Indemnification.

8.2.1 No current or former Director or LLC Officer of the Company shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by it in good faith (except for intentional misconduct or recklessness) pursuant to the authority granted to such Director or LLC Officer of the Company by this Agreement or by the Act.

8.2.2 To the fullest extent permitted by the laws of the State of Illinois and any other applicable laws, the Company shall indemnify and hold harmless the Directors, each LLC Officer and each Member (including each of their respective Affiliates) or any former Director, LLC Officer, Member or Affiliate hereof (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Director, LLC Officer or Member or an agent of the Company at the time any such liability or expense is paid or incurred, except for any Damages based upon, arising from or in connection with any act or omission of an Indemnitee committed without authority granted pursuant to this Agreement or in bad faith or otherwise constituting gross negligence, recklessness or willful misconduct.

8.2.3 Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, subject to Section 8.2.2 hereof, may be paid (or caused to be paid) by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be), that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder or is not entitled to such expense reimbursement.

8.2.4 Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of these indemnification provisions.

8.2.5 The indemnification provided by this Section 8.2 shall not be exclusive and shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement (including without limitation, any indemnification agreement entered into with the Company) or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or as an officer, director, employee, shareholder, member or partner of a Member or of an Affiliate, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

8.2.6 The Company may purchase and maintain insurance on behalf of one (1) or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

8.2.7 An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

8.2.8 The Company hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by a fund or sponsor and certain of their respective affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitee), without regard to any rights such Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of such Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company. The Company and such Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 8.2.8.

8.2.9 Except as otherwise specifically provided herein, the provisions of this Section 8.2 are for the benefit of each Indemnitee and its heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE IX

ACCOUNTING

9.1 Tax Matters Partner and Partnership Representative.

9.1.1 Current Law. With respect to periods not governed by changes to the Code enacted by the Bi-partisan Budget Act of 2015, unless and until the Board of Directors shall otherwise agree, Geoffrey Price shall serve as the “Tax Matters Partner” for purposes of Section 6231 of the Internal Revenue Code (or any successor or amended provisions); provided, however, that the Tax Matters Partner (i) shall take all reasonable actions necessary to ensure that each Member becomes a “notice partner” as defined in Code Section 6223(a), (ii) shall keep the Members reasonably informed regarding any proceeding before the IRS, other governmental agency, court or administrative body and shall provide copies of any pleadings, briefs, petition, submissions and correspondence to each other Member, and shall provide the holders of Investor Units III the right to participate at its own expense in any such proceeding, (iii) shall not enter into any compromise or settlement agreement without the express written consent of the Members, (iv) shall not submit any request for administrative adjustment on behalf of the Company without the approval of the Members, and (v) shall not enter into any settlement pursuant to Rule 248(a) or (b) of the Rules of Practice and Procedure of the United States Tax Court without the express written consent of each other Member. Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. If the then-current Tax Matters Partner is no longer employed by Holdings at any time, the Board of Directors shall nominate a Founder that is currently employed by Holdings to act as the Tax Matters Partner for the Company and if no Founder is then employed by Holdings, the Board of Directors shall nominate a Person to act as the Tax Matters Partner.

9.1.2 Periods Governed by the Bi-partisan Budget Act of 2015.

9.1.2.1 With respect to periods governed by the Code as amended by the Bi-partisan Budget Act of 2015, unless and until the Board of Directors shall otherwise agree, Holdings shall be designated the “Partnership Representative” (as defined in Section 6231 of the Code, as amended by the Bi-partisan Budget Act of 2015) and is authorized and required to represent the Company (at the Company’s expense), subject to the provisions of Section 9.1.2.2, in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings.

9.1.2.2 The principles of clauses (ii) - (v) of the proviso to Section 9.1.1 shall apply mutatis mutandis to periods governed by the Bi-partisan Budget Act of 2015, including the application of such principles as regards former Members, where appropriate.

9.1.2.3 The Partnership Representative shall provide notice to the Members and former Members holding Units during the reviewed Fiscal Year of any audit of items of Company income, gain, loss, deduction or credit, or of the allocation of all or any portion of such items among the Members and former Members holding Units during the reviewed Fiscal Year.

9.1.2.4 The financial burden of any Imputed Underpayment and associated interest, adjustments to tax and penalties arising from a partnership adjustment that are imposed on the Company, and the cost of contesting any such partnership adjustment, shall be borne by the Members and former Members based on their Percentage Interests (as defined in the Holdings LLC Agreement calculated in accordance with Section 3.1.2.7) during the reviewed Fiscal Year. To the extent feasible, the preceding sentence shall be implemented through adjustments to distributions in accordance with Section 4.5, but Members and former Members shall be obligated to indemnify and hold harmless the Company to the extent that the preceding sentence cannot be so implemented. The provisions contained in this Section 9.1.2.4 shall survive the termination of the Company and the withdrawal of any Member.

9.1.2.5 The Partnership Representative shall use its reasonable best efforts to minimize the financial burden of any partnership adjustment to each Member and former Member holding Units during the reviewed Fiscal Year, through the application of the procedures established pursuant to Section 6225(c) of the Code, or through an election and the furnishing of statements pursuant to Section 6226 of the Code.

9.1.2.6 The Board of Directors and the Company shall use reasonable best efforts to apply the principles of this Section 9.1.2 in order to minimize the financial burden to the Members in respect of a tax controversy at Holdings or any Subsidiary of the Company.

9.2 Fiscal Year. The Fiscal Year and taxable year of the Company shall be the calendar year, unless the Board of Directors in its discretion designates a different Fiscal Year.

9.3 Company Funds. The Company may not commingle the Company’s funds with the funds of any Member, or the funds of any Affiliate of any Member.

9.4 Books and Accounts.

9.4.1 Complete and accurate books and accounts shall be kept and maintained for the Company at its principal place of business or at such other place as designated by the Board of Directors. Such books and accounts shall be kept on the cash or accrual basis, as the Board of Directors may select in accordance with generally accepted accounting principles and practices and shall include separate accounts for each Member. A list of the names and addresses of the Members shall be maintained as part of the books and records of the Company. The books, records and accounts of the Company shall reflect the Company’s operations, income, gain, loss, cost, deduction, liability, assets and equity.

9.4.2 All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts as the Board of Directors may designate from time to time, and withdrawals therefrom shall be made upon the signature of the authorized signatory on behalf of the Company as the Board of Directors may designate from time to time. All deposits and other funds not needed in the operation of the Company’s business may, in the discretion of the Board of Directors, be invested as determined to be appropriate by the Board of Directors.

9.5 Tax Reports. Within ninety (90) days after the end of each taxable year of the Company, the Company will use best efforts to provide to each Member a Form 1065 (Schedule K-l) reflecting the Member’s share of income, loss, credit and deductions for such taxable year (but such Schedule K-l shall be provided in no event later than May 1st of the year following the end of each taxable year of the Company), and any and all other information deemed necessary by a Member in order to timely and accurately prepare tax information returns. Within fifteen (15) days prior to the end of each calendar quarter, the Company shall provide a written statement to each Member which sets forth a reasonable estimate of the Member’s share of income, loss, credit and deductions for such quarter. The Company shall, promptly upon the request of an affected Member, indemnify each Member for any interest and/or penalties incurred by such Member resulting from any inaccuracies in any such tax information provided by or from the Company.

9.6 Cooperation. The Company and Members shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any tax returns, including any tax audit or other examination in connection with an administrative or judicial proceeding relating to taxes. No Member shall take a position on such Member’s income tax return, or in a proceeding, audit or contest with respect to taxes or otherwise, with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item, except as otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code) or to the extent the Member has been advised by such Member’s tax advisor that there is not “substantial authority” for such position, or that the position would require taking a reserve.

ARTICLE X

DISSOLUTION; TERMINATION

10.1 Events of Dissolution. The Company shall survive in perpetuity. The Company shall be dissolved, and its affairs shall be wound up and terminated upon (a “Dissolution”):

10.1.1 unanimous approval of the Board of Directors;

10.1.2 the dissolution of Holdings;

10.1.3 a reasonable period of time (taking into account, among other matters, the need to determine, pay or discharge, or make adequate provision for the payment or discharge of contingent liabilities), but in no event in excess of one year without the unanimous approval of the Board of Directors, after the sale, lease, transfer, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company or of Holdings and its Subsidiaries on a consolidated basis in one transaction or a series of related transactions which have been approved in accordance with this Agreement and the Holdings LLC Agreement, respectively; or

10.1.4 an administrative dissolution or the entry of a decree of judicial dissolution of the Company in accordance with the Act.

10.2 Liquidation and Termination. Upon dissolution, the Company shall be liquidated in an orderly manner. The Board of Directors shall act (or it may appoint one or more Members, representatives, officers, or other Persons to act) as the liquidators to wind up the affairs of the Company pursuant to this Agreement and terminate the Company. The costs of liquidation shall be borne by the Company. Prior to final distribution and termination, the liquidators shall continue to operate the Company and its assets with all of the power and authority of the Board of Directors and otherwise in accordance with the Holdings LLC Agreement in respect of the steps to be accomplished by the liquidators. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to any holder of Units (it being understood that any such return shall be made solely from Company assets).

10.2.1 The distribution of cash and/or property to a holder of Units in accordance with the provisions of this Section 10.2 constitutes a complete return to holders of Units of its Capital Contributions and a complete distribution to the holder of Units of its interest in the Company and the Company’s property. This paragraph constitutes a compromise to which all holders of Units have consented within the meaning of the Act.

10.2.2 Upon completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board of Directors (or such other Person or Persons as the Act may require or permit) shall take all actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.2.

10.3 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall conduct only such activities as are necessary to windup its affairs. The liquidator shall file a certificate of cancellation with the Secretary of State of the State of Illinois, cancel any other relevant filings and take such other actions as may be necessary to terminate the Company.

ARTICLE XI

RESERVED

ARTICLE XII

TRANSFER RESTRICTIONS; PARTICIPATION RIGHTS; EXCHANGE

12.1 Application. In furtherance and not in limitation of Section 3.1.2, each Member hereby agrees and acknowledges that the Units held by such Member are subject to certain terms and restrictions pursuant to the Holdings LLC Agreement, including Section 3.7 (Conversion to Corporate Form), Section 3.8 (Deemed Liquidation Event), Section 3.10 (Founder Unit Repurchase), Article XI (Drag-Along Right), Article XII (Transfer Restrictions) and Schedule D, Section 1.15 (Market Stand-Off Agreement). In furtherance and not in limitation of Section 3.1.2, each Member hereby acknowledges the application of those provisions, and agrees that such obligations shall apply to such Member with respect to the Units held by such Member, mutatis mutandis. In furtherance of the foregoing, the Company and each Member agree (i) to comply with, and take any actions reasonably requested by Holdings or the Company to give effect to such provisions in the Holdings LLC Agreement and (ii) if, in connection with the purchase of any

Member’s Units in accordance with the Holdings LLC Agreement (including pursuant to Section 12.3 (Right of First Refusal/Offer) or Section 12.4 (Co-Sale Rights)), the applicable purchaser elects to hold Corresponding Units directly in lieu of the Units held by the Member, to enter into such agreements and take such actions necessary to distribute Corresponding Units or consideration to the applicable Member in redemption of such Member’s Units that are subject to such provisions and subsequently transfer such Corresponding Units to Holdings or such other Person as required by the Holdings LLC Agreement.

12.2 Exercise of Participation Right. To the extent a Member, through the Company, exercises its participation right to purchase units of Holdings pursuant to Section 12.5 of the Holdings LLC Agreement, such units of Holdings (which shall be deemed to be “Corresponding Units” hereunder) shall be purchased by and issued to such Member and may be simultaneously contributed to the Company by such Member pursuant to a Contribution Agreement, whereupon the Company shall issue one Unit in exchange for each such Corresponding Unit contributed to the Company pursuant to such Contribution Agreement.

12.3 Exchange Right. Upon ten (10) days’ written notice, a Member may exchange such Member’s Units for the Corresponding Units that were contributed by such Member to the Company in exchange for or in respect of such Units (or in exchange for the securities of Holdings into which any such Corresponding Units have been converted, exchanged or reclassified) (i) in connection with the exercise of registration rights pursuant to Schedule D of the Holdings LLC Agreement; (ii) in connection with Holdings going public directly or through a related entity (including through an “Up-C” structure) or at any time after Holdings or such related entity has so gone public; (iii) in connection with Holdings converting to corporate form or becoming an association taxable as a corporation or at any time thereafter; or (iv) otherwise with the consent of the Board of Directors, which consent will not be unreasonably withheld, conditioned or delayed. To effect such exchange, the Company and such Member shall enter into a form of exchange agreement, with such terms and conditions as are customary for a transaction of this type, approved by the Board of Directors.

ARTICLE XIII

MISCELLANEOUS

13.1 Offset. Whenever the Company is obligated to make a distribution or payment to any Member, any amounts that Member owes the Company or Holdings may be deducted from said distribution or before payment by the Company.

13.2 Notices. Any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either:

13.2.1 by hand, facsimile or electronic transmission; or

13.2.2 by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and first class mail, postage prepaid (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier). All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices, demands and requests shall be addressed: (i) if to the Company or Holdings, at the principal executive offices of Holdings; or (ii) if to a Member, at the address set forth on the Unit Register attached hereto or to such other address as such Member may have designated for himself, herself or itself by written notice to the Company in the manner herein prescribed.

13.3 Word Meanings; Construction. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Unless otherwise indicated, all references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

13.4 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

13.5 Applicable Law. This agreement is governed by and shall be construed in accordance with the Act, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this agreement to the law of another jurisdiction. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence. Each of the parties submits to the exclusive jurisdiction of the courts of the State of Delaware and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.2. Nothing in this Section 13.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter in any way arising out of or related to this Agreement or the relationship established hereunder. Each party acknowledges and agrees that its obligations hereunder are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of the Company, Holdings or the Members, and that a failure to perform any such obligation or a violation of such obligations will cause irreparable injury to the Company, Holdings or the Members, the amount of which would be impossible to estimate or determine and for which adequate compensation could not be fashioned. Therefore, the parties agree the Company, Holdings and the Members will be entitled, as a matter of right, and without the need to prove irreparable injury or to post bond, to seek an injunction, restraining order, writ of mandamus or other equitable relief (including specific performance) from any court of competent jurisdiction, restraining any violation or threatened violation of any term of this Agreement, or requiring compliance with or performance of any obligation hereunder, by the parties and such other persons as the court will order.

13.6 Severability of Provisions. Each Section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be invalid, illegal or unenforceable in any respect under any applicable law, then:

13.6.1 all such provisions shall be deemed severed from this Agreement;

13.6.2 every other provision of this Agreement shall remain in full force and effect; and

13.6.3 in substitution for any such provision held invalid, illegal or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable law.

13.7 Article and Section Titles. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

13.8 Further Assurance. The Members, the Company and Holdings shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

13.9 Directors as Attorneys-in-Fact.

13.9.1 Each Member hereby makes, constitutes, and appoints each Director, severally, with full power of substitution and re-substitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Board of Directors may deem necessary to be filed by the Company under the laws of the State of Illinois or any other jurisdiction in which the Company is doing or intends to do business, (ii) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Board of Directors may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements, or changes to reflect (A) any amendments adopted by the Members in accordance with the terms of this Agreement, (B) the admission of any substituted Member, and (C) the disposition by any Member of its interest in the Company, (iii) all certificates of cancellation and other instruments that the Board of Directors deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement, and (iv) any other instrument that is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Board of Directors to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

13.9.2 The power of attorney granted to each Director pursuant to this Section 13.9;

13.9.3 is a special power of attorney coupled with an interest and is irrevocable;

13.9.4 may be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

13.9.5 shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company (except that where the assignment is of such Member’s entire interest in the Company and the assignee, with the consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member’s or assignee’s successors and assigns.

13.10 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

13.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

13.12 Effect of Waiver and Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person hereunder or with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.13 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to the Act) of the Company or for partition of the property of the Company.

13.14 Notice of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof, including the Holdings LLC Agreement incorporated herein by reference, and (ii) all of the provisions of the Certificate.

13.15 Entire Agreement. This Agreement, the Holdings LLC Agreement together with all Schedules attached hereto, other agreements and instruments entered into in connection herewith constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersedes all other prior understandings or agreements among the Members with respect to such transactions.

13.16 Amendments. Subject to Section 3.1.2.8, the Certificate and this Agreement may be amended, modified or waived by the Board of Directors and any such amendment, modification or waiver shall not require the approval of the Members hereunder; provided that the consent of Members holding a majority of the Voting Units shall be required for any amendment, modification or waiver unless such amendment, modification or waiver is reasonably necessary to give effect to Section 3.1.2.7. Notwithstanding the foregoing, (i) this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or alter the interest of a Member in profits, losses, other items, or any distributions (unless such alteration results from a change in the number of outstanding Units or an adjustment to the Capital Accounts as provided for herein or results from an amendment to the Holdings LLC Agreement duly approved in accordance therewith after giving effect to Section 3.1); and (ii) this Section 13.16 shall not be amended without the consent of all Members.

13.17 Remedies. The Members acknowledge and agree that, in addition to all other remedies available (at law or otherwise) to the Company, the Company and Holdings shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement. The Members further acknowledge and agree that neither the Company nor Holdings shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and the Members waive any right any of them may have to require that the Company or Holdings obtain, furnish or post any such bond or similar instrument.

13.18 Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company, Holdings and the Members shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

13.19 Exculpation. Each Member acknowledges that it is not relying upon any person, firm, limited liability company or corporation in making its decision to become a member of the Company (including Holdings). Each Member agrees that no Member nor the respective controlling persons, officers, managers, partners, agents, or employees of any Member shall be liable to any other Member for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with this Agreement.

13.20 Third Party Beneficiaries. The Sponsors are not members of the Company but each of the Sponsors are third party beneficiaries of this Agreement and shall be entitled to enforce the provisions of this Agreement in accordance with, and subject to, the terms and conditions set forth in this Agreement if in their reasonable determination the Company or any Member is not compliant with its obligations contemplated by such provisions, including Section 3.1.2.7 (it being understood that rights to allocations and distributions are rights of the Members exclusively). The Company shall promptly provide to each of the Sponsors a copy of any notices delivered to or from the Company or Holdings.

IN WITNESS WHEREOF, the Company and Holdings have each executed and delivered this Agreement as of the day and year first above written.

THE COMPANY:

OSH Management Holdings, LLC

By:	/s/ Michael T. Pykosz
Michael T. Pykosz
Title:	Chief Executive Officer

HOLDINGS:

Oak Street Health, LLC

By:	/s/ Michael T. Pykosz
Michael T. Pykosz
Title:	Chief Executive Officer

[Signature Page to Limited Liability Company Operating Agreement of OSH Management Holdings, LLC]